Exhibit 10.1

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (this “Agreement”), dated as of October 1, 2025, is by and between Kepler Group Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), and Kwok Yu Hin , an individual (the “Director”).

AGREEMENT

1. Appointment. The Director was appointed as director on October 10, 2023 and is hereby appointed as the chairman of the Board and the chief executive officer of the Company. This Agreement will become effective from the date of effectiveness of the registration statement of the Company for the initial public offering of the ordinary shares of the Company (the “Effective Date”) and serves to regulate the employment relationship between the Company and the Director from the Effective Date. For the avoidance of doubt, this Agreement shall not affect the effectiveness of the appointment of the Director on October 10, 2023. The Company shall employ the Director and the Director shall diligently and faithfully serve the Company as a director and chairman of the board and the chief executive officer pursuant to the terms and conditions of this Agreement and subject to the amended and restated memorandum and articles of association of the Company, the Nasdaq Stock Market Rules (to the extent applicable) and other applicable laws and regulations.

2. Term. The term of such appointment shall commence from the Effective Date and shall continue until the Director’s successor is duly elected or appointed and qualified or until the Director’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current memorandum and articles of association, as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the Director’s successor has not been duly elected or appointed as of the Expiration Date, the Director agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified.

3. Compensation. From the Effective Date and during the term of this Agreement, the Director shall receive a monthly remuneration of US$26,000 which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the Director shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (the “Compensation”). The Compensation may be reviewed during the term of this Agreement by the Compensation Committee pursuant to its terms of reference after the closing date of the Company’s initial public offering. Any adjustment of the Compensation shall be recommended by the Compensation Committee (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of Association of the Company.

4. Duties. The Director shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, the following:

(a) devote a sufficient amount of time and attention to the interests and affairs of the Company in the discharge of duties of his office as a director and chairman of the board of the Company and, where relevant, as an officer of such other members of the Group as are necessary for the proper and efficient administration, supervision, and management of the strategic planning, corporate management and business development of the Group;

(b) faithfully and diligently perform such duties and exercise such powers as are consistent with his office in relation to the Company and/or the Group;

(c) in the discharge of such duties and in the exercise of such powers observe and comply with all reasonable and lawful resolutions, instructions, regulations and directions from time to time passed, made or given by the Board according to the best of his skills and ability;

(d) perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require provided the same are consistent with his office;

(e) at all times keep the Board promptly and fully informed (in writing if so requested) in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with his office in relation to the Company and/or the Group; and

(f) act in accordance with his powers and obligations as an director and chairman of the board of the Company and use his best endeavours to comply with and to cause the Company to comply with (a) this Agreement; (b) every rule or law applicable to any member of the Group, whether in the United States, Hong Kong, or elsewhere; (c) the Nasdaq Stock Market Rules; (d) amended and restated memorandum and articles of association of the Company; (e) shareholders’ and board resolutions of the Company; (f) the Securities Act of 1933; and (g) all other relevant securities regulations, rules, instructions and guidelines as issued by the relevant regulatory authorities from time to time, in relation to dealings in shares or other securities of the Company or any other member of the Group, and in relation to insider information or unpublished inside information affecting the shares, debentures or other securities of any member of the Group.

The Director shall carry out his duties and exercise his powers jointly with any other executive officers, senior management or directors of the Group as may from time to time be appointed by the Board. The Board may at any time require the Director to cease performing any of his duties or exercising any of his power under this Agreement.

5. Conflicts of Interest/Applicable Law. In the event that the Director has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Director shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Director acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

6. Corporate Opportunities. Whenever the Director becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

7. Confidentiality. The Director agrees and acknowledges that, by reason of the nature of the Director’s duties on the Board, the Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Director has had access by reason of the Director’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes gen erally available to the public other than as a result of a disclosure by the Director or the Director’s representatives; or (ii) is required to be disclosed by the Director due to governmental regulatory or judicial process. The Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

8. Code of Business Conduct and Ethics. The Director agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the term of this Agreement.

9. Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred in connection with the Director’s positions as a member of the Board and for services as a member of each committee of the Board to which the Director may be appointed.

10. Indemnity. The Company and the Director agree that indemnification with respect to the Director’s service on the Board shall be governed by that certain Indemnification Agreement attached as Exhibit A hereto (“Indemnification Agreement”).

11. Withholding. The Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

13. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

16. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

18. Miscellaneous. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws. This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the Director’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Director’s service on the Board. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Director Agreement as of the date first above written.

KEPLER GROUP LIMITED

By:

Name:	Kwok Yu Hin
Title:	Director

DIRECTOR

Kwok Yu Hin

EXHIBIT A

INDEMNIFICATION AGREEMENT

(Attached)